Versant Media Reports Third Quarter 2026 Operating and Financial Results

•Revenue of $1.59 Billion
•Net Income Attributable to Versant of $47 Million
•Adjusted EBITDA of $353 Million1
•Declared Fourth Quarterly Cash Dividend of $0.375 Per Share
•Completed $100 Million Accelerated Share Repurchase (ASR) Transaction
•Announced an Additional Planned $100 Million ASR in the Fourth Quarter of 2026

NEW YORK, NY – November 3, 2026. Versant Media Group, Inc. (Nasdaq: VSNT) (the “Company”) today reported operating and financial results for the third quarter of 2026, highlighted by strong performance across its businesses, including favorable network audience trends, double-digit Platforms revenue growth and significant cash flow generation.

“Versant’s momentum continues, with audience growth and the completion of all planned pay television distribution renewals for the year, underscoring the value and enduring appeal of our brands,” said Mark Lazarus, Chief Executive Officer. “In the third quarter, we advanced Fandango’s evolution into a comprehensive entertainment platform, integrated Full Swing into our golf ecosystem, and launched MS NOW Membership to connect directly with our audiences. We’re building deeper consumer relationships, expanding our reach and creating new opportunities for growth and monetization across our four core markets.”

“Our third quarter performance demonstrates the financial discipline and flexibility that underpins Versant’s strategy,” said Anand Kini, Chief Financial Officer and Chief Operating Officer. “We delivered strong Platforms revenue, continued operating efficiencies and significant cash flow. Looking ahead, we are reaffirming our full-year revenue and Adjusted EBITDA1 outlook, and we expect Free Cash Flow1 to exceed our prior $1.0 to $1.2 billion forecast. We believe that our ability to invest in growth, maintain a healthy balance sheet, and return capital to shareholders is a distinct advantage. With $457 million already returned to shareholders to date, this morning’s announcement of an additional planned $100 million ASR, along with the declaration of our quarterly dividend, underscores our commitment to delivering shareholder value.”

1 Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. Further information and reconciliations to the most comparable GAAP measures, as well as explanations as to why reconciliations are not provided for forward-looking information, can be found under Table 4 below.

Business Highlights: In the third quarter of 2026, Versant’s networks reached more than 120 million viewers monthly, while aggregate viewership grew double digits year over year. The Company expanded its digital offerings, launching MS NOW Membership and advancing development of CNBC’s direct-to-consumer platform. Fandango recorded significant growth across ticketing, with home entertainment sales and Fandango1 also contributing to third-quarter performance, while the Company continued to expand its golf ecosystem with the addition of Full Swing.

Business News and Personal Finance: CNBC reinforced its position as the leading global business news brand, ranking among the top 10 most-watched cable networks during market hours for the eighth consecutive month across key demographics. The network remained the destination for CEOs and business leaders to share their perspectives on the issues shaping markets and the economy. CNBC also advanced plans to launch its new digital offering early next year.

Political News and Opinion: MS NOW delivered double-digit year-over-year viewership growth across key demographics, ranking as the second-most-watched cable network during the quarter and recording its eleventh consecutive month of audience growth in September. Digital engagement remained healthy, with MS NOW ranking as the No. 1 news organization on YouTube during the quarter and generating more than 105 million podcast downloads year to date. The network also launched its direct-to-consumer membership platform ahead of the midterm elections, creating new ways to engage audiences beyond television.

Golf: Golf Channel continued to build on its leadership position in the third quarter, delivering its most-watched PGA TOUR season since 2018. Audience reach, time spent viewing and viewing frequency for the PGA TOUR on Golf Channel all increased year over year, reflecting solid demand for premium live golf and the continued strength of the Golf Channel brand. Versant continued to integrate Full Swing into its golf ecosystem during the quarter, creating more ways to engage golfers across consumer and commercial markets.

Sports and Genre Entertainment: Live sports continued to drive robust audience engagement, with USA Network ranking among the top five cable entertainment networks across key demographics. Viewership of the WNBA's inaugural season on USA increased 25% compared to the prior year's cable average. Entertainment programming also delivered strong viewership among key demographics throughout the quarter.

Platforms: Platforms revenue grew 10% in the third quarter, or 17% excluding the impacts of the SportsEngine divestiture and Full Swing acquisition. Fandango delivered significant growth in ticketing, while home entertainment sales and Fandango1 also contributed to its third-quarter performance.

Third Quarter 2026 Financial Results

	Three Months Ended September 30,
	2026	2025	Change
	(in millions)
Revenue:
Linear distribution	$935	$992	(5.8%)
Advertising	373	394	(5.3%)
Platforms	245	224	9.6%
Platforms (excluding SportsEngine and Full Swing)[1]	222	189	17.4%
Content licensing and other	41	54	(23.6%)
Total revenue	$1,594	$1,663	(4.2%)
Total revenue (excluding SportsEngine and Full Swing)[1]	$1,569	$1,627	(3.5%)
Net income attributable to Versant	$47	$80	(41.1%)
Adjusted EBITDA[2]	$353	$445	(20.9%)
Standalone Adjusted EBITDA[2]		$381	(7.4%)
________________________________________________________________
1 Platforms (excluding SportsEngine and Full Swing) and Total revenue (excluding SportsEngine and Full Swing) are non-GAAP financial measures and have been included for comparative purposes only. For the three months ended September 30, 2025, Platforms revenue related to SportsEngine totaled $35 million and Total revenue related to SportsEngine totaled $36 million. For the three months ended September 30, 2026, Platforms revenue related to Full Swing was $23 million and Total revenue related to Full Swing was $24 million. We believe, among other things, these measures may help investors evaluate our ongoing operations and can assist in making meaningful period-over-period comparisons given that the divestiture of SportsEngine was completed during the second quarter of 2026 and the acquisition of Full Swing was completed during the third quarter of 2026.
2 Adjusted EBITDA and Standalone Adjusted EBITDA are non-GAAP financial measures. Standalone Adjusted EBITDA and growth rate of Adjusted EBITDA compared to Standalone Adjusted EBITDA have been included for comparative purposes only. Further information and reconciliations to the most comparable GAAP measures can be found under Table 4 below.
Total Revenue was $1,594 million, representing a decline of 4.2% compared to the same period in 2025. Excluding the impact of SportsEngine and Full Swing, revenue decreased 3.5%.
•Linear Distribution revenue declined 5.8% in the third quarter of 2026 as compared to the same period in 2025, primarily due to subscriber declines, which were partially offset by contractual rate increases.
•Advertising revenue declined 5.3% in the third quarter of 2026 as compared to the same period in 2025, reflecting the event timing impact of the Ryder Cup in the prior year. The current quarter continues to reflect improvements in recent trends including favorable ratings at the networks as well as incremental revenue from a recent acquisition.
•Platforms revenue increased 9.6% in the third quarter of 2026 as compared to the same period in 2025, or 17.4% excluding the impact of SportsEngine and Full Swing. The increase was primarily due to higher revenue at Fandango, largely driven by movie ticket purchases and sales from our new cinema operating platform.
•Content licensing and other revenue decreased in the third quarter of 2026 as compared to the same period in 2025, primarily due to the timing of content licensing agreements.

Net income attributable to Versant was $47 million, a decrease of $33 million compared to the prior year quarter, primarily due to lower revenue and public company costs and interest expense following the separation from Comcast, partially offset by a prior year impairment loss on one of our investments, which also resulted in a higher provision for income taxes in the prior year period.
Adjusted EBITDA2 was $353 million, a decrease of 20.9% compared to the prior year quarter. Compared to Standalone Adjusted EBITDA in the prior year quarter, Adjusted EBITDA decreased 7.4%. This decrease reflects lower revenue, partially offset by lower entertainment programming costs, and reduced selling, general and administrative costs. Programming costs in the current year reflect costs related to additional sports rights compared to the prior year period, which are generally more significant in the third and fourth quarters due to the timing of events.
Net cash provided by operating activities was $346 million and Free Cash Flow2 was $302 million in the third quarter of 2026.
2026 Financial Outlook
Based on year-to-date performance and expectations for the remainder of the year, the Company reaffirms its full-year 2026 outlook for revenue and Adjusted EBITDA, and now anticipates Free Cash Flow to exceed our prior forecast:
•Total Revenue: Reaffirmed outlook of $6.2 billion to $6.45 billion
•Adjusted EBITDA2: Reaffirmed outlook of $1.90 billion to $2.05 billion
•Free Cash Flow2: Expected to exceed the prior $1.0 billion to $1.2 billion range
Dividends and Share Repurchase Program
On November 3, 2026, the Board of Directors declared the fourth quarterly cash dividend of $0.375 per share, payable on January 25, 2027, to shareholders of record as of the close of business on January 4, 2027.
During the third quarter of 2026, the Company repurchased $100 million of its Class A common stock under an accelerated share repurchase (ASR) agreement, representing approximately 2.6 million shares. Approximately $700 million remained available under the Company's stock repurchase program as of September 30, 2026.
The Company expects to enter into an ASR agreement commencing November 4, 2026, to repurchase $100 million of its Class A common stock under the Company's stock repurchase program. The Company anticipates completing the transaction during the fourth quarter of 2026.
Basis of Presentation
The interim condensed consolidated and combined financial statements have been prepared in accordance with GAAP and pursuant to the rules and regulations of the SEC.
2 Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. Further information and reconciliations to the most comparable GAAP measures, as well as explanations as to why reconciliations are not provided for forward-looking information, can be found under Table 4 below.

For the prior year periods presented in the combined financial statements before our separation from Comcast on January 2, 2026 (the "Separation") included in this report, the Versant businesses operated as part of Comcast’s Media segment. As such, the prior year combined financial statements were derived from Comcast’s historical accounting records as if Versant operations had been conducted independently from Comcast, and reflect our assets, liabilities, revenues and expenses on a historical cost basis. The prior year historical financial statements were prepared using allocations and carve-out methodologies for the periods prior to the Separation, using assumptions that management believed to be reasonable. Accordingly, the combined financial statements herein for periods prior to the Separation from Comcast may not be indicative of our future performance, do not necessarily include the actual expenses that would have been incurred by us, and may not reflect our results of operations, financial position, and cash flows had we been a separate, standalone company during the historical periods presented.
Numerical information in this report is presented on a rounded basis using actual amounts. Minor differences in totals and percentage calculations may exist due to rounding.
Conference Call and Other Information
The Company will host a conference call on November 3, 2026, at 8:00 a.m. ET. A live webcast of the call and related presentation materials will be available on the Company’s Investor Relations website at www.versantmedia.com/investors. Following the conference call, an audio replay will also be made available on the Investor Relations website.
For additional information about Versant, including SEC filings, please visit the Investor Relations website at www.versantmedia.com/investors or www.versantmedia.com.

Investor Contacts:
Wylie Collins	Wylie.Collins@VersantMedia.com
Natalie Candela	Natalie.Candela@VersantMedia.com

Press Contacts:
Keith Cocozza	Keith@VersantMedia.com
Hollie Tracz	Hollie.Tracz@VersantMedia.com

Caution Concerning Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “would,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “opportunity,” “strategy,” “future,” “goal,” "outlook," “commit,” or “continue,” the negative of these terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events and reflect our beliefs regarding such future events and do not represent historical facts or statements of current condition. In evaluating these statements, readers should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, and other reports filed with the Securities and Exchange Commission (SEC). Factors that could cause our actual results to differ materially from these forward-looking statements include changes in and/or risks associated with: the ability to deliver benefits of acquisitions and divestitures; the competitive environment; consumer behavior; distribution agreements; the advertising market; our brands and reputation; consumer acceptance of our content; growth of our digital platforms; use and protection of our intellectual property; cyber-attacks or incidents, information or security breaches or technology disruptions; weak economic conditions; personnel; labor disputes; laws and regulations; network rebrands; adverse decisions in litigation or governmental investigations; investments and acquisitions; our separation from Comcast Corporation; obligations associated with being a public company; our indebtedness; and other risks described from time to time in reports and other documents we file with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise. The amount and timing of any dividends and share repurchases are subject to business, economic and other relevant factors.
About Versant Media Group, Inc.
Versant Media Group, Inc. (Nasdaq: VSNT) is an industry-changing media and entertainment business and home to trusted brands that shape culture, inform audiences, and build lasting connections. It operates across four core markets: political news and opinion; business news and personal finance; golf; and sports and genre entertainment. These markets are served through a powerful portfolio of iconic and innovative brands, including CNBC, MS NOW, USA Network, Golf Channel, Oxygen, E!, SYFY, USA Sports, Fandango, Rotten Tomatoes, GolfNow, GolfPass and Full Swing. Visit www.versantmedia.com for more information.

TABLE 1 Condensed Consolidated and Combined Statements of Income (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in millions, except per share data)
Revenue	$1,594	$1,663	$4,925	$5,078
Costs and expenses
Costs of revenue (exclusive of depreciation and amortization)	879	873	2,167	2,227
Selling, general and administrative	362	372	1,082	1,034
Depreciation and amortization	243	255	757	744
Total costs and expenses	1,483	1,499	4,006	4,005
Operating income	110	164	919	1,073
Interest expense	(53)	—	(157)	—
Investment and other income (loss), net	8	(39)	25	(40)
Income before income taxes	66	124	787	1,033
Income tax expense	(19)	(45)	(243)	(283)
Net income	47	79	544	749
Less: Net loss attributable to noncontrolling interests	—	(1)	—	—
Net income attributable to Versant	$47	$80	$544	$749

Basic earnings per common share attributable to Versant shareholders	$0.34	$0.56	$3.86	$5.19
Diluted earnings per common share attributable to Versant shareholders	$0.34	$0.56	$3.85	$5.19

TABLE 2 Condensed Consolidated and Combined Statements of Cash Flows (Unaudited)
	Nine Months Ended September 30,
	2026	2025
	(in millions)
Operating Activities
Net income	$544	$749
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	757	744
Share-based compensation	49	21
Noncash interest expense	8	—
Net loss on investment activity and other	3	41
Deferred income taxes	(108)	(94)
Changes in operating assets and liabilities:
Current and noncurrent receivables, net	(392)	48
Content costs, net	84	63
Accounts payable	52	(7)
Other operating assets and liabilities	316	(20)
Net cash provided by operating activities	1,313	1,546
Investing Activities
Capital expenditures	(103)	(121)
Acquisitions of businesses	(696)	—
Purchase of investments	(110)	—
Proceeds from sale of business	140	—
Return of capital from investments	60	—
Other	—	35
Net cash used in investing activities	(709)	(86)
Financing Activities
Proceeds from borrowings	1,973	—
Repurchases of common stock under repurchase program and employee plans	(300)	—
Dividends paid	(106)	—
Net transfers to Comcast	(2,250)	(1,401)
Repayment of long-term debt	(30)	—
Settlement payment from NBCUniversal	70	—
Other	(2)	(12)
Net cash used in financing activities	(645)	(1,413)
Increase (decrease) in cash, cash equivalents and restricted cash	(41)	48
Cash and cash equivalents and restricted cash, beginning of year	1,092	8
Cash and cash equivalents, end of period	$1,051	$56

TABLE 3 Condensed Consolidated and Combined Balance Sheets (Unaudited)
	September 30,	December 31,
	2026	2025
	(in millions)
Assets
Current Assets:
Cash and cash equivalents	$1,051	$55
Restricted cash	—	1,034
Receivables, net	1,241	1,151
Assets held for sale	—	196
Other current assets	201	66
Total current assets	2,493	2,502
Content costs	570	539
Investments	262	214
Property and equipment, net of accumulated depreciation of $656 million and $615 million	463	423
Intangible assets, net of accumulated amortization of $9,384 million and $8,848 million	482	924
Goodwill	8,127	7,611
Other noncurrent assets, net	258	120
Total assets	$12,656	$12,333
Liabilities and Equity
Current Liabilities:
Accounts payable	$224	$151
Deferred revenue	97	163
Accrued content obligations	226	105
Accrued employee costs	153	62
Current portion of long-term debt	113	—
Accrued expenses and other current liabilities	383	141
Total current liabilities	1,196	622
Deferred income taxes	152	191
Noncurrent content obligations	60	72
Long-term debt	2,813	983
Other noncurrent liabilities	288	63
Commitments and contingencies
Equity:
Preferred stock, no par value — authorized 20 million shares; none issued as of September 30, 2026	—	—
Class A common stock, $0.01 par value — authorized 7.5 billion shares; issued and outstanding 136,247,945 shares as of September 30, 2026	1	—
Class B common stock, $0.01 par value — authorized 75 million shares; issued and outstanding 377,775 shares as of September 30, 2026	—	—
Additional paid-in capital	7,637	—
Retained earnings	382	—
Net Comcast investment	—	10,299
Accumulated other comprehensive income (loss)	16	(7)
Total equity attributable to Versant	8,037	10,292
Noncontrolling interests	110	110
Total equity	8,147	10,402
Total liabilities and equity	$12,656	$12,333

TABLE 4 Supplemental Disclosures Regarding Non-GAAP Financial Measures
We evaluate our operating performance based on several factors, including the following non-GAAP financial measures:
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure and is a key measure used to assess the operational strength and performance of our business as well as to assist in the evaluation of underlying trends in our business. This measure eliminates the significant level of noncash depreciation and amortization expense that results from property and equipment and intangible assets recognized in business combinations. It is also unaffected by our capital and tax structures, and by our investment activities, including the impacts of entities that we do not consolidate, as our management excludes these results when evaluating our operating performance. Our management and Board of Directors use this financial measure to evaluate our operating performance and to allocate resources. It is also a significant performance measure in our annual incentive compensation programs. Additionally, we believe that Adjusted EBITDA is useful to investors because it is one of the bases for comparing our operating performance with that of other companies in our industries, although our measure of Adjusted EBITDA may not be directly comparable to similar measures used by other companies.
We define Adjusted EBITDA as net income attributable to Versant before net income (loss) attributable to noncontrolling interests, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may make adjustments to Adjusted EBITDA for the impact of certain other events, gains, losses or other charges that affect the period-to-period comparability of our operating performance. Reconciliations of Adjusted EBITDA to the nearest GAAP measures for historical periods are presented below. A reconciliation for full-year 2026 outlook cannot be provided without unreasonable efforts because of the inherent difficulty in forecasting certain amounts that are necessary for such reconciliations due to the uncertainty and potential variability of reconciling items, which are dependent on future events and often outside of management’s control and which could be significant. Forward-looking estimates are made in a manner consistent with the relevant definitions noted herein.
Standalone Adjusted EBITDA
Standalone Adjusted EBITDA is a non-GAAP financial measure used in periods prior to the Separation to measure the operational strength and performance of our business as well as to assist in the evaluation of underlying trends in our business. Consistent with Adjusted EBITDA, this measure eliminates noncash depreciation and amortization expense and is unaffected by our capital and tax structures and by our investment activities, as our management excludes these results when evaluating our operating performance. Standalone Adjusted EBITDA also includes estimated incremental costs of operating as a standalone company following the Separation. We use Standalone Adjusted EBITDA and believe this measure is useful to investors because it provides an estimate of our operating performance giving effect to the Separation and related transactions and additional costs that we expect to incur as a standalone company for the periods presented, and is one of the bases for comparing our operating performance with that of other companies in our industries, although our measure of Standalone Adjusted EBITDA may not be directly comparable to similar measures used by other companies.
We define Standalone Adjusted EBITDA as net income attributable to Versant before net income (loss) attributable to noncontrolling interests, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any, and further adjusted to give effect to estimated incremental costs of commercial agreements with Comcast and estimated additional costs we expect to incur as a standalone company in certain of our corporate administrative, facilities and support functions. From time to time, we may make adjustments to Standalone Adjusted EBITDA for the impact of certain events, gains, losses or other charges that affect the period-to-period comparability of our operating performance. Standalone Adjusted EBITDA is presented for informational purposes only and does not purport to represent what our results of operations actually would have been had we operated as a standalone company for the periods presented or to project our financial performance for any future period. Standalone Adjusted EBITDA is based on available information, estimates and assumptions, which we believe are reasonable, although actual future results will differ from the amounts presented. Reconciliations of Adjusted EBITDA and Standalone Adjusted EBITDA to the nearest GAAP measures for historical periods are presented below.

Reconciliation from Net Income Attributable to Versant to Adjusted EBITDA and Standalone Adjusted EBITDA (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in millions)
Net income attributable to Versant	$47	$80	$544	$749
Net loss attributable to noncontrolling interests	—	(1)	—	—
Income tax expense	19	45	243	283
Investment and other (income) loss, net	(8)	39	(25)	40
Interest expense	53	—	157	—
Depreciation and amortization	243	255	757	744
Adjustments (1)	—	27	5	71
Adjusted EBITDA	$353	$445	$1,681	$1,888
Incremental costs of commercial agreements with Comcast (2)		(46)		(134)
Incremental costs of corporate administrative, facilities and support functions (3)		(19)		(95)
Standalone Adjusted EBITDA		$381		$1,658
________________________________________________________________
(1)Amounts represent the impact of certain events, gains, losses or other charges that are adjusted in our definition of Adjusted EBITDA. For the periods presented, Adjusted EBITDA excludes transaction and transaction-related costs associated with the Separation, and includes fair value adjustments associated with a legacy deferred compensation plan assumed in the Separation. Transaction costs are incremental costs directly related to effectuating the Separation and primarily include legal, audit and advisory fees. Transaction-related costs are incremental costs incurred in anticipation of the Separation and primarily include IT separation and implementation costs, advisory fees and other one-time costs. The legacy deferred compensation program is frozen and has been funded with investments held in a trust. As such, we include the investment gains and losses, presented in investment and other income (loss), net in Adjusted EBITDA to offset gains and losses on the deferred compensation plan liability included in selling, general and administrative expenses.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in millions)
Transaction costs	$—	$5	$2	$32
Transaction-related costs	—	22	3	39
Investment gains related to deferred compensation plan	—	—	—	—
Total transaction and transaction-related costs	$—	$27	$5	$71
(2)Amounts represent incremental costs of commercial agreements entered into with Comcast in connection with the Separation and primarily relate to the commercial services agreement for the sale and use of our advertising and promotional inventory.
(3)Amounts represent estimated incremental costs related to corporate administrative, facilities and support functions and primarily include the recurring and ongoing costs required to operate new functions required for a public company such as external reporting, internal audit, treasury, investor relations, board of directors and stock administration, and expanding the services of existing functions such as information technology, finance, supply chain, human resources, legal, tax, facilities and insurance. Amounts were determined by comparing expected costs to amounts in the combined statements of income, inclusive of allocation for centralized functions within Comcast and allocations of costs for the use of shared assets.
Free Cash Flow
Free Cash Flow is a non-GAAP financial measure that we believe provides a meaningful measure of liquidity and a useful basis for assessing our ability to repay debt, make strategic acquisitions and investments, and return capital to investors through stock repurchases and dividends. It is also a significant performance measure in our annual incentive compensation programs. Additionally, we believe Free Cash Flow is useful to investors as a basis for comparing our performance and coverage ratios with other companies in our industries, although our measure of Free Cash Flow may not be directly comparable to similar measures used by other companies. Free Cash Flow has certain limitations, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary payments, such as mandatory debt repayments, are not deducted from the measure.
Free Cash Flow is defined as net cash provided by operating activities, reduced by capital expenditures. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments that affect comparability. Reconciliations of Free Cash Flow to the nearest GAAP measures for historical periods are presented below. A reconciliation for full-year 2026 outlook cannot be provided without unreasonable efforts because of the inherent difficulty in forecasting certain amounts that are necessary for such reconciliations due to the uncertainty and potential variability of reconciling items, which are dependent on future events and often outside of management’s control and which could be significant. Forward-looking estimates are made in a manner consistent with the relevant definitions noted herein.

	Three Months Ended September 30,	Nine Months Ended September 30,
	2026	2026
	(in millions)
Net cash provided by operating activities	$346	$1,313
Capital expenditures	(44)	(103)
Free Cash Flow	$302	$1,210